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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Floor 30 Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

Fourth Supplemental Indenture

On November 29, 2012, Atlantic Power Corporation (the “Company”) entered into a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) among the Company, Computershare Trust Company of Canada (the “Canadian Trustee”) and Computershare Trust Company, N.A. (the “U.S. Trustee”) to the Trust Indenture dated December 17, 2009, (as subsequently amended, the “Trust Indenture”) between the Company and the Canadian Trustee.  The Fourth Supplemental Indenture appoints the U.S. Trustee to act as an additional trustee under the Trust Indenture.

The foregoing summary of the terms of the Fourth Supplemental Indenture is qualified in its entirety by reference to the full text of the Fourth Supplemental Indenture, which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

Ridgeline

As the Company previously disclosed in its Current Report on Form 8-K dated November 16, 2012, Atlantic Ridgeline Holdings, LLC (“Atlantic Ridgeline”), a wholly owned subsidiary of the Company, entered into a stock purchase agreement with Eolfi S.A. and Veolia Environnement S.A. pursuant to which Atlantic Ridgeline will acquire all of the outstanding shares of capital stock of Ridgeline Energy Holdings, Inc. (“Ridgeline”) (the “Ridgeline Acquisition).  Ridgeline was founded in 2002 with an initial focus on utility scale wind power development in the Pacific Northwest.  The Ridgeline Acquisition will increase the Company’s interest in three wind projects in Idaho developed by Ridgeline and, although the Company can provide no assurance as to its ability to successfully develop these projects, the acquisition also provides the Company with a wind and solar development portfolio of over 20 potential projects in the United States and Puerto Rico totaling approximately 1,000 MW.  Although the parties are working towards a closing of the transaction by December 31, 2012, the failure to receive approval from the Federal Energy Regulatory Commission by such date or the failure to satisfy certain other closing conditions may delay the closing date into 2013, if the transaction closes at all.

Piedmont Project

As of November 15, 2012, approximately $198 million of total anticipated project costs of $207 million has been spent on the construction of the Company’s Piedmont Project. Having reached full output previously, during the recent period of performing final reliability and performance tests prior to achieving commercial operations, the engineering, procurement and construction (“EPC”) contractor identified issues with the steam turbine. The EPC contractor and the steam turbine supplier are working to determine the cause of the issues and the recommended repairs. Depending on the final results of this analysis, commercial operations may be delayed for 60-90 days beyond the original anticipated completion date. The Company believes the project has adequate remedies under the EPC contract warranty, reserves and insurance to address any repairs and resulting delays in commercial operations. Nonetheless, as a result of this delay and other factors, the Company does anticipate a reduction in distributions from the project in 2013.

Lake Project Litigation

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, its Lake Project was involved in a dispute with Progress Energy Florida (“PEF”) over off-peak energy sales in 2010. All amounts billed for off-peak energy during 2010 by the Lake Project have been paid in full by PEF. The Lake Project filed a claim against PEF in which the Company sought to confirm its contractual right to sell off-peak energy at the contractual price for such sales. PEF filed a counter-claim against the Lake Project, seeking, among other things, the return of amounts paid for off-peak power sales during 2010 and a declaratory order clarifying Lake’s rights and obligations under the PPA. The Lake Project had stopped dispatching during off-peak periods pending the outcome of the dispute.

On November 27, 2012, the Lake Project executed a settlement agreement with PEF that resolved the outstanding dispute and dismissed the lawsuit. The principal terms of the settlement included an agreement by PEF to (i) pay $5.0 million on or before December 31, 2012 and (ii) accept delivery and pay for off-peak energy at the firm energy rate as specified under the PPA.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit
Number	Description
4.1	Fourth Supplemental Indenture, dated November 29, 2012, among the Company, the Canadian Trustee, and the U.S. Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: November 30, 2012	By:	/s/ Terrence Ronan
Name: Terrence Ronan
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Fourth Supplemental Indenture, dated November 29, 2012, among the Company, the Canadian Trustee, and the U.S. Trustee.